UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 21, 2004

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-5108	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts		02110
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:   (617) 786-3000

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

                ☐  Written communications pursuant to Rule 425 under the Securities Act

                ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

                ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

                ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.03.               Amendments to Article of Incorporation or By-Laws; Change in Fiscal Year.

The Registrant’s Board of Directors has voted pursuant to Section 8.06 of MASS. GEN. LAWS ch. 156D, to provide that the Registrant elects to be exempt from the provisions of Section 8.06(b) of MASS. GEN. LAWS ch. 156D, effective as of the date of the 2005 annual meeting of the Registrant.  As a result, the terms of all classes of the directors shall expire at the 2005 annual meeting, subject to directors being reelected, if voted, at that meeting for terms expiring at the next annual meeting following election.

In related action, the Board voted to amend Section 1 of Article II of the By-Laws of the Registrant to provide, in part, that except as otherwise provided by law or by the articles of organization, each director shall hold office until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified, or until such director sooner dies, resigns, is removed or becomes disqualified or there is a decrease in the number of directors.  Prior to this amendment, the section had in part provided that directors are elected by classes to staggered three-year terms.

           The Board also amended Section 4 of Article II of the By-Laws of the Registrant to provide that vacancies and newly created directorships, whether resulting from an increase in the size of the Board of Directors, or from the death, resignation, disqualification or removal of a director or otherwise, may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, and any director so elected shall hold office for a term to expire at the next shareholders’ meeting at which directors are elected, and until such director’s successor is duly elected and qualified, or until such director sooner dies, resigns, is removed or becomes disqualified or there is a decrease in the number of directors.  Prior to this amendment, the section had provided, consistent with Section 8.06(e) of MASS. GEN. LAWS ch. 156D, that vacancies were filled only by action of the directors and a director so chosen held office for the remainder of the full term of the class of directors in which the vacancy occurred.

           Both of the amendments to the By-Laws will take effect at the date of the 2005 annual meeting, which is the effective time of the director action opting out of Section 8.06(b) of MASS. GEN. LAWS ch. 156D.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/s/ Edward J. Resch
Name:	Edward J. Resch
Title:	Executive Vice President, and Chief Financial Officer

Date: December 22, 2004